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                                                                    Exhibit 12







                                   March 23, 1998

VIA FACSIMILE

Board of Directors
The Munder Funds, Inc.
480 Pierce Street
Birmingham, Michigan 48009

Board of Trustees
The Munder Funds Trust
480 Pierce Street
Birmingham, Michigan 48009

Dear Gentlemen:

          You have requested our opinion regarding certain Federal income tax consequences to the Munder Accelerating Growth Fund (the "Fund"), a separate series of The Munder Funds Trust, to the Munder Multi-Season Growth Fund ("Munder"), a separate series of The Munder Funds, Inc. and to the holders of the shares of beneficial interest of the Fund, in connection with the proposed transfer of substantially all of the properties of the Fund to Munder, in exchange solely for voting shares of common stock of Munder ("Munder Shares") and the assumption by Munder of certain liabilities of the Fund followed by the distribution of such Munder shares received by the Fund in complete liquidation and termination of the Fund, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") to be executed by the Fund and Munder and included as an exhibit to Form N-14.

          For purposes of this opinion, we have examined and rely upon (1) the Agreement, (2) the Form N-14, dated March 23, 1998 and filed by Munder on said date with the Securities and Exchange Commission, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We assume that the transaction that is the subject of this letter will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined.

          This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the



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The Munder Funds, Inc.
The Munder Funds Trust
March 23, 1998
Page 2



Agreement and the Form N-14 to which reference is made above, and (b) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the closing date of the Reorganization.

          This opinion is further conditioned upon our receiving such executed letters of representation from the Fund and Munder as we shall request. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing on the closing date of the Reorganization and, in the absence of such confirmation, will be deemed to have been withdrawn.

          Based upon the foregoing, it is our opinion that, for Federal income tax purposes:

          1. The acquisition by Munder of substantially all of the properties of the Fund in exchange solely for Munder Shares and the assumption by Munder of certain liabilities of the Fund followed by the distribution of Munder Shares to the shareholders of the Fund in exchange for their Fund shares in complete liquidation and termination of the Fund will constitute a reorganization within the meaning of Section 368 of the Code. The Fund and Munder will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. The Fund will recognize no gain or loss upon transferring its properties to Munder in exchange solely for Munder Shares and the assumption by Munder of certain liabilities of the Fund or upon distribution to its shareholders the Munder Shares received by the Fund in the transaction pursuant to the Agreement.

          3. Munder will recognize no gain or loss upon receiving the properties of the Fund in exchange for Munder Shares and the assumption by Munder of certain liabilities of the Fund.

          4. The aggregated adjusted basis to Munder of the properties of the Fund received by Munder in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of the Fund immediately before the exchange.


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The Munder Funds, Inc.
The Munder Funds Trust
March 23, 1998
Page 3



          5. Munder's holding periods with respect to the properties of the Fund that Munder acquires in the transaction will include the respective periods for which those properties were held by the Fund (except where investment activities of Munder have the effect of reducing or eliminating a holding period with respect to an asset).

          6. The shareholders of the Fund will recognize no gain or loss upon receiving Munder Shares solely in exchange for Fund shares.

          7. The aggregate basis of the Munder Shares received by a shareholder of the Fund in the transaction will be the same as the aggregate basis of the Fund shares surrendered by the shareholder in exchange therefor.

          8. A Fund shareholder's holding period for the Munder Shares received by the shareholder in the transaction will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of Reorganization.

          We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representation to be made to us.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Munder with the Securities and Exchange Commission.

                         Very truly yours,

                         /s/ Dechert Price & Rhoads
                         Dechert Price & Rhoads